Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150704, 333-181107, 333-211324, and 333-211323 on Forms S-8 and Registration Statement No. 333-234633 on Form S-3 of our reports dated February 25, 2022, relating to the financial statements of Laboratory Corporation of America Holdings and the effectiveness of Laboratory Corporation of America Holdings’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 25, 2022